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[LOGO] VERADO(TM)
                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
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Verado Contact:                EarthLink Contact:            Covad Contact:
Kellee Johnson                 Carla Shaw                    Kathleen Greene
(303) 874-2838                 (404) 748-7436                (408) 987-1414
kellee.johnson@verado.com      shawcm@corp.earthlink.net     kgreene@covad.com

         EarthLink and Covad Buy FirstWorld DSL Subscriber Base Sale
     Sale is One of the Final Steps in Verado's Strategy to Focus on Core Business of Providing Managed and Professional Services for its Data Center
      Customers


DENVER, Colo., ATLANTA, Ga., and SANTA CLARA, Calif., (July 27, 2001) - Verado (NASDAQ: VRDO) today announced the sale of its FirstWorld Internet Services' digital subscriber line (DSL) customer base to EarthLink (NASDAQ: ELNK), a leading national Internet Service Provider, and to Covad (OTCBB: COVD), the leading national broadband services provider utilizing DSL technology. The companies are purchasing separate segments of FirstWorld's DSL base.

Terms of the sale were not disclosed. Verado's FirstWorld Internet Services digital subscriber base is located primarily in the western United States. Daniels & Associates acted as an advisor to Verado regarding these transactions.

The EarthLink and Covad deals represent another significant step in Verado's strategy to divest its non-core business assets and continue to position itself as a leader in the Web hosting, managed and professional services industry. The acquisitions follow Verado's announcements last quarter of: its exit from telephony operations in Anaheim, California; the sale of its dial-up subscriber base to EarthLink; and the sale of its Optec Web integration business.

The companies are working together to manage a smooth customer migration that is expected to be concluded by the end of August. Customers can get information from EarthLink by going to
http://www.earthlink.net/home/broadband/dslswitch/index.html
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and clicking on FirstWorld; by calling Covad at 1-800-64-COVAD, or by clicking on www.covad.com and proceed through the Covad Safety Net program.
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About EarthLink
---------------
The #1 Provider of the Real Internet(TM), EarthLink brings the magic of the Internet to approximately 4.9 million subscribers every day. Headquartered in Atlanta, EarthLink provides a full range of innovative access, hosting and e-commerce solutions to thousands of communities through over 8,800 dial-up points of presence, and broadband and wireless technologies. EarthLink is committed to doing an exceptional job of pleasing its subscribers, shareholders and the community by following the company's Core Values and Beliefs [http://www.earthlink.net/about/ourvalues/cvb/index.html]. Information about
EarthLink services is available by calling 800-395-8425 and through EarthLink's Web site at www.earthlink.net.

About Covad Communications
--------------------------
Covad is the leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, IP and dial-up services through Internet Service Providers, telecommunications carriers, enterprises, affinity groups, PC OEMs and ASPs to small and medium-sized businesses and home users. Covad services are currently available across the United States in 94 of the top Metropolitan Statistical Areas (MSAs). Covad's network currently covers more than 40 million homes and business and reaches approximately 40 to 45 percent of all US homes and businesses. Corporate headquarters is located at 4250 Burton Drive, Santa Clara, CA 95054. Telephone: 1-800-GO-COVAD. Web Site: www.covad.com.

About Verado
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Verado Holdings, Inc., headquartered in Denver, Colorado, is a provider of outsourced data center and managed service solutions for businesses. Verado's state-of-the-art data centers host, monitor and maintain mission-critical Web sites, e-commerce platforms and business applications. Verado currently operates data centers in Denver, Dallas, Houston, Portland, Santa Clara, Irvine, San Diego, and Salt Lake City. The data centers comprise

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approximately 245,000 square feet of space. For more information, visit Verado's
Web site at www.verado.com.
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Statements included in this press release that are not historical in nature are
"forward-looking statements." For example, without limitation, projections regarding successful divestitures, business opportunities and competitive market position; are forward looking. Actual events or results may differ materially and are subject to risks and uncertainties, including Verado's ability to successfully sell, grow and maintain demand for its products. There can be no assurance that Verado will be able to successfully realize its expectations, and the occurrence of one or more of these risks, or the failure to achieve one or more of these forward looking objectives, may cause the prevailing value of any publicly traded debt and equity securities to decrease. The companies have no obligation to update forward-looking statements. Readers are encouraged to refer to Verado's reports from time to time filed with the Securities and Exchange Commission for a further discussion of Verado's business and risk factors that may affect operating and financial results and forward looking statements.

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